UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2009

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, 15th FLOOR, SALT LAKE CITY, UTAH	84133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01                      Other Events

As previously disclosed, Zions Bancorporation’s interest rate risk management posture in recent quarters has been to increase the asset sensitive position of its balance sheet.  By increasing the asset sensitivity of its balance sheet, if market interest rates increase, it is expected that the Company’s net interest income would increase at a faster rate.

In recent days the Company has taken additional steps to increase the asset sensitivity of its balance sheet.  Specifically, the Company has entered into federal funds futures contracts that effectively shorten the duration of certain securities in the investment portfolios of a number of its subsidiary banks.   Zions expects that it may continue to utilize these contracts as one of its tools to manage the Company’s interest rate risk.

The utilization of these contracts requires that the tax basis of the securities in the investment portfolios be adjusted downward, for tax purposes only, to fair value.  These adjustments result in a pre-tax loss for tax purposes of approximately $423 million on the securities affected.  These adjustments will be recognized on the Company’s consolidated tax return for 2009.

These transactions will have no material impact on consolidated GAAP net income; however, these transactions impact the balance sheet by reducing GAAP net federal deferred tax assets by approximately $148 million.

The Company estimates that, as a result of tax losses in 2009, including the adjustments on the securities in the investment portfolio discussed above, it will receive a cash refund of a substantial majority of the total $340 million of federal income taxes paid in 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name ZIONS BANCORPORATION

Date November 23, 2009	By:	/s/ THOMAS E. LAURSEN
Name Thomas E. Laursen
Title Executive Vice President and General Counsel